EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cleveland-Cliffs Inc. for the registration of common shares, preferred stock, depositary shares, warrants, subscription rights, debt securities and units, and to the incorporation by reference therein of our report dated February 20, 2020, with respect to the consolidated financial statements of AK Steel Holding Corporation, filed as an exhibit to Cleveland-Cliffs Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2020.

/s/ Ernst & Young LLP

Cincinnati, Ohio
March 20, 2020